Exhibit 4.2

IMPINJ, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

July 3, 2008

IMPINJ, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of July 3, 2008 by and among Impinj, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock set forth on Exhibit A attached hereto (the “Series A Holders”), Intel Corporation, a Delaware Corporation (“Intel”), the holders of Series B Preferred Stock listed on Exhibit B attached hereto (the “Series B Holders”), the holders of Series C Preferred Stock listed on Exhibit C attached hereto (the “Series C Holders”), the holders of Series D Preferred Stock listed on Exhibit D attached hereto (the “Series D Holders”) and the holders of Series E Preferred Stock listed on Exhibit E attached hereto (including Intel), the “Series E Holders,” and together with the Series A Holders, Series B Holders, Series C Holders and Series D Holders, the “Investors”) and Carver Mead, Christopher Diorio and Todd Humes (the “Founders”).

RECITALS

A. The Company, the Founders, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders and the Series E Holders (other than Intel) have previously entered into an Amended and Restated Investors’ Rights Agreement dated as of February 23, 2007, as amended on October 3, 2007 (the “Prior Rights Agreement”), pursuant to which the Company granted the Founders, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders and the Series E Holders (other than Intel) certain rights.

B. The Company and Intel have entered into a Series E Preferred Stock and Common Stock Purchase Agreement and an Asset Purchase Agreement, each, of even date herewith, together providing for the acquisition of certain assets from Intel in exchange for shares of the Company’s Series E Preferred Stock and Common Stock (the “Transaction”).

C. Section 3.3 of the Prior Rights Agreement provides that any term thereof may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock, and any amendment or waiver effected in accordance with Section 3.3 of the Prior Rights Agreement shall be binding upon each party to the Prior Rights Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

D. In connection with the Transaction, the Company and the undersigned Requisite Investors have agreed to amend and restate the Prior Rights Agreement in its entirety effective as of the date first set forth above to, among other things, include Intel as an “Investor.”

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document;

(b) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock and any shares of capital stock, including any Founders’ Stock (as defined below), hereafter acquired by any Series A Holder, Series B Holder, Series C Holder, Series D Holder or Series E Holder, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the shares of Common Stock issued to the Founders (the “Founders’ Stock”), provided, however, that for the purposes of Section 1.2, 1.4, 1.7(a), 1.7(c), 1.13 and 2.2, the Founders’ Stock and any shares described in (iv) below attributable to the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, (iii) the shares of Common Stock issuable or issued to Horizon upon exercise of the Horizon Warrant, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, provided, however, that for purposes of Section 1.2 and Section 1.4, Horizon may not initiate a registration request but may otherwise participate in any registration requested by the initiating Holders, and (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(c) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(e) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(f) The term “SEC” means the Securities and Exchange Commission; and

(g) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act, the per share offering price of which is not less than $5.00 (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Company of not less than $25,000,000 (net of underwriting discounts and commissions).

(h) The term “Horizon Warrant” means the warrant to purchase shares of the Company’s Series E Preferred Stock issued to Horizon on October 3, 2007 in connection with the $10,000,000 working capital facility pursuant to the Loan and Security Agreement between the Company and Horizon on October 3, 2007.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) February 23, 2011, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating directly or indirectly either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction under the Securities Act), a written request from the Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $25,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority of the Registrable Securities then held by the Initiating Holders (an “Initiating Majority in Interest”) and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by an Initiating Majority in Interest and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(g)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. For the purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or other executive officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered (directly or indirectly) by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than ten percent (10%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President or other executive officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this deferral right more than once in any twelve month period; (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (v) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prior to the filing of the registration statement and each amendment thereof and each amendment or supplement to the prospectus, make available for inspection by the Holders of Registrable Securities covered by such registration statement and any attorney, accountant, or other agent retained by such Holders all documents incorporated by reference in such registration statement, relevant financial and other records, pertinent corporate documents, and properties of the Company and its subsidiaries, if any, and cause the officers, directors, and employees of the Company to make reasonably available for inspection all other relevant information reasonably requested by such Holders in connection therewith, in each case as is customary for similar due diligence examinations; provided, however, that any information that is designated in writing by the Company, in good faith, as confidential at the time of delivery of such information shall be kept confidential by the Holders or any such attorney, accountant, or agent, unless such disclosure is required by law after notice to the Company, or such information becomes available to the public generally or through a third party without an accompanying obligation of confidentiality.

(b) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(c) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(d) Take such action as may be necessary so that (i) any registration statement, and any amendment thereto, and any prospectus forming a part thereof, and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case) complies in all material respects with the Securities Act and the Exchange Act, and the respective rules and regulations thereunder, (ii) any registration statement, and any amendment thereto, does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) any prospectus forming part of any registration statement, and any amendment or supplement to such prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

(e) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(f) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(h) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days after the effective date of such registration. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(i) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(k) Advise each Holder of Registrable Securities covered by such registration statement and, if requested by any such Holder, confirm such advice in writing:

(i) when such registration statement, and any amendment thereto, has been filed with the Commission and when the registration statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to such registration statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending effectiveness of the registration statement or the initiation of any proceedings for that purpose; and

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the registration statement for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(l) Use its reasonable efforts to prevent the issuance, and, if issued, to obtain the withdrawal, of any order suspending the effectiveness of any registration statement at the earliest possible time.

(m) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold or delivered pursuant to such registration statement free of any restrictive legends and in such permitted denominations and registered in such names as the Holders may request in connection with the sale or delivery of Registrable Securities pursuant to such registration statement.

(n) Use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders or otherwise provide in accordance with Section 11(a) of the Securities Act as soon as practicable after the effective date of such registration statement an earnings statement satisfying the provisions of Section 11(a) of the Securities Act.

(o) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(p) Deliver such other customary documents and certificates as may be reasonably requested by the Holders of Registrable Securities covered by such registration statement and the managing underwriters, if any, including those to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(2), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions (which expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered) incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses in proportion to the number of shares for which registration was requested), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and reasonably acceptable to the Holders, and then only in such quantity as the underwriters determine in their sole discretion (and in good faith) will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion (and in good faith) is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion (and in good faith) will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included, (ii) any securities held by a Founder be included if any securities held by any selling Holder are excluded or (iii) any securities of a party other than a Holder be included if any securities of any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, members and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that, in the event that the Company has assumed the defense of an action in accordance with subsection 1.10(c), the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement or any of such other Holder’s partners, officers, members or directors and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder in an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay, severally and not jointly, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that, in the event that the Holder has assumed the defense of an action in accordance with subsection 1.10(c), the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10. No indemnifying party, in the defense of any action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary contained herein, in no event shall any person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) be entitled to contribution from any person or entity who was not guilty of fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions regarding indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control to the extent a Holder is a party to such underwriting agreement.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee who acquires at least five percent (5%) of the Registrable Securities held by such transferring Holder (determined immediately prior to such assignment) or (ii) a partner, affiliate or shareholder of the transferring Holder; provided, however, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided further, however, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; and provided further, however, that the transferee or assignee could not be reasonably deemed by the Company in good faith, to be a competitor of the Company. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided, that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration or purchased in the initial public offering or in open market transactions) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days or such longer period, not to exceed eighteen (18) days after the expiration of the 180-day period, as the underwriters of the Company shall request in order to facilitate compliance with NASD Rule 2711) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in subsection 1.14(a) shall apply only if all officers and directors of the Company, all one-percent securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. If the managing underwriters of the Company’s initial public offering release or waive any such securityholder from, or exempt any such securityholder from having to agree to, obligations similar to those described in subsection 1.14(a) then each Holder shall similarly be released, waived or exempted from such obligations.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in subsection 1.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of a Qualified IPO, (ii) such time as the Company’s shares are publicly traded on the Nasdaq Global Market, Nasdaq Capital Market or a national securities exchange and Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3)-month period without registration, or (iii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 3.1.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver (i) to each Holder of at least 1,000,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company) and (ii) so long as twenty percent (20%) of the Series E Preferred Stock or any Common Stock issued upon conversion thereof remains outstanding, to each Holder that purchased Series E Preferred Stock under the Purchase Agreement, so long as such Holder continues to hold at least twenty percent (20%) of the aggregate number of shares of Series E Preferred Stock originally purchased by it under the Purchase Agreement:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and audited by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such fiscal quarter;

(c) as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d) as soon as practicable, but in no event after January 31 of any given fiscal year, a budget and business plan for such fiscal year, prepared on a monthly basis, and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e) with respect to the financial statements called for in subsections 2.1(b) and 2.1(c) above, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financial statements were prepared in accordance with GAAP (with the exception of footnotes that may be required by GAAP) consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustments.

2.2 Right of First Offer. Subject to the terms and conditions specified in this Section 2.2, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.2, a “Major Investor” shall mean any person who holds at least 1,000,000 shares (as adjusted for stock splits, stock dividends, reclassifications and the like) of Registrable Securities. For purposes of this Section 2.2, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares (“Sale Notice”).

(b) Within fifteen (15) calendar days after delivery of the Sale Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Sale Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities, including granted options regardless of whether or not vested). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all Fully-Exercising Investors of the Company.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.2(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Sale Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.2 shall not be applicable to (i) the issuance of securities in connection with stock splits or dividends; (ii) the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors for the primary purpose of soliciting or retaining their services, pursuant to stock option or stock purchase plans or agreements approved by (I) a majority of the directors of the Company and (II) a majority of the directors elected solely by the holders of the Series A, Series A-1, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 (a “Board Supermajority”); (iii) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions, the terms of which have been approved by a Board Supermajority; (iv) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities currently outstanding; (v) the issuance of securities in connection with a bona fide acquisition, merger or similar transaction, the terms of which have approved by a Board Supermajority; (vi) the issuance of securities to an entity, as a component of any business relationship with such entity also involving a material marketing, distribution, product development, supply and/or technology licensing arrangement approved by a Board Supermajority; (vii) the issuance of the Series E Preferred Stock pursuant to the Purchase Agreement; or (viii) that, with the approval of the holders of at least three-quarters of the then outstanding shares of Preferred Stock, voting together as a class, are not offered to any existing stockholder of the Company.

(e) Notwithstanding the foregoing, in connection with the Company’s initial public offering pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act (the “Initial Public Offering”), the Company shall, pursuant to the right of first offer in this Section 2.2:

(1) notify each Major Investor that a registration statement relating to the Initial Public Offering of the Shares has been filed with the SEC within five business days following the date of such filing;

(2) deliver to each Major Investor as soon as practicable after it becomes available, the preliminary prospectus (and any amendment or supplement thereto) contained in the registration statement;

(3) notify each Major Investor that the registration statement relating to the Initial Public Offering of the Shares has been declared effective by the SEC within three hours of such declaration; and

(4) use its commercially reasonable efforts to cause the managing underwriter or underwriters of the Initial Public Offering to reserve and offer to the Major Investors, if so requested within 24 hours of the notice delivered in connection with subsection 2.2(e)(3) above, on the same terms and at the same price at which they are being offered to the public, that percentage of the shares being sold by the Company in the Initial Public Offering that equals (x) the number of shares of Common Stock held by such Major Investor (or issuable to such Major Investor upon conversion of all convertible or exercisable securities held by such Major Investor) divided by (y) the number of shares of Common Stock outstanding on the date that the registration statement relating to the Initial Public Offering is declared effective (including the number of shares of Common Stock issuable upon conversion and exercise of all convertible or exercisable securities then outstanding on such date, but not including shares issued in the Initial Public Offering); provided, however, that (i) the Company shall have no obligations under this Section 2.2 to cause the managing underwriter or underwriters to reserve and offer any securities to Major Investors in connection with the Initial Public Offering if such reservation or offer would violate any applicable securities laws or the rules and regulations promulgated thereunder, (ii) the Major Investors shall have no rights under this Section 2.2 to purchase Shares in the Initial Public Offering until the registration statement relating to the Initial Public Offering of the Shares has been declared effective, and (iii) if the managing underwriter or underwriters of the Initial Public Offering determine(s) that marketing factors require a limitation of the number of shares to be reserved and offered to the Major Investors under this subsection 2.2(e), then the Company shall so advise the Major Investors and the Company and the Major Investors shall negotiate in good faith to determine such lesser amount of securities to be reserved and offered to the Major Investors pursuant to this subsection 2.2(e) in light of such marketing factors, which amount, when agreed upon and satisfactory to the managing underwriter or underwriters, shall be reserved and offered to each Major Investor in proportion, as nearly as practicable, to the respective amounts of Common Stock (including any shares of Common Stock issuable upon conversion of all Preferred Stock) held by such Major Investors.

2.3 Inspection. The Company shall permit (i) each Holder of at least 1,000,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company) and (ii) so long as twenty percent (20%) of the Series E Preferred Stock or any Common Stock issued upon conversion thereof remains outstanding, each Holder that continues to hold at least twenty percent (20%) of the aggregate number of shares of Series E Preferred Stock originally purchased by it under the Purchase Agreement, to visit and inspect, at the expense of the requesting entity, the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the above entities; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information which it reasonably believes to be a trade secret or similar confidential information.

2.4 Compensation Committee. The Company shall continue to maintain a Compensation Committee of the Board of Directors. The Compensation Committee shall consist of three members, at least two of whom shall not be employees of the Company. The Compensation Committee shall be responsible for recommending to the Board of Directors (a) all equity compensation guidelines and any equity compensation above those guidelines, (b) the non-equity compensation of the Company’s officers, and (c) the non-equity compensation of all employees whose annual salary exceeds $150,000 per year.

2.5 Audit Committee. The Company shall continue to maintain an Audit Committee of the Board of Directors. The Audit Committee shall at all times consist exclusively of non-management members of the Board of Directors. The Audit Committee shall select (subject to the approval of the Board of Directors) and provide instruction to the Company’s independent auditors.

2.6 Key Man Insurance. The Company shall continue to maintain key man insurance to cover death or permanent disability of Chris Diorio and William T. Colleran in an amount not less than $1,000,000 for each of them, payable to the Company as beneficiary of such policy.

2.7 Non-Competition Agreements. All future employees and consultants of the Company will enter into a non-competition agreement (for employees and consultants located in states where non-competition provisions are legally enforceable), non-solicitation agreement, and a non-disclosure and developments agreement in either of the forms, as applicable based on the principal location of such employee or consultant, reasonably acceptable to the Series E Holders and attached to the Purchase Agreement as Exhibit F-1 for employees and consultants resident in states other than California and Exhibit F-2 for employees and consultants resident in California. The period of non-competition (where applicable) and non-solicitation will be at least twelve (12) months. The forms of such agreements previously provided to the Series E Holders are acceptable to the Series E Holders in satisfaction of the requirements of this Section 2.7.

2.8 Creation of Indebtedness. The Company will not, without first obtaining the consent of the Board Supermajority, create Indebtedness, in a single transaction or series of related transactions, in an amount in excess of $500,000. For purposes of this Section 2.8, “Indebtedness” shall include, but not be limited to, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations with respect to capital leases, (iv) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (v) all obligations to pay the deferred purchase price of property or services (excluding trade payables aged less than 180 days), (vi) all obligations or liabilities of others secured by a lien on any asset of the Company, whether or not such obligation or liability is assumed, and (vii) all obligations or liabilities of others guaranteed by the Company.

2.9 Stock Compensation Approval. The Company will not, without first obtaining the consent of a majority of the directors nominated by the holders of the Series B Preferred Stock, holders of the Series C Preferred Stock, holders of the Series D Preferred Stock and holders of the Series E Preferred Stock, taken together as a whole (i) execute, create, or become bound by any new plan or arrangement for the grant of stock options, warrants, or other securities convertible into Common Stock, or for the issuance of restricted stock, or (ii) increase the number of shares reserved for issuance pursuant to any such plan or arrangement, including the Company’s 2000 Stock Option Plan.

2.10 Stock Vesting Approval. Any shares of Common Stock of the Company or options to purchase Common Stock of the Company issued after the closing of the transaction contemplated by the Purchase Agreement to directors, consultants, and employees of the Company shall be approved by the Board of Directors and, unless otherwise expressly approved by the Board of Directors shall vest as follows: (i) 25% of such shares or options shall vest 12 months after the date employment with, or provision of services to, the Company commences and (ii) the remaining shares shall vest at the rate of one forty-eighth (1/48th) of the total number of shares subject to the option per month thereafter.

2.11 Directors’ Meetings. The frequency of meetings of the Board of Directors shall be determined by a majority of the members of the Board of Directors. The Company shall reimburse the members of the Board of Directors for all reasonable expenses and costs incurred in attending meetings of the Board of Directors and any other meetings so required.

2.12 Termination of Covenants. The covenants set forth in Sections 2.1 through Section 2.11 shall terminate as to each Holder and be of no further force or effect (i) for Sections 2.1 and 2.3 through 2.11, (A) immediately prior to the consummation of a Qualified IPO or (B) when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, (ii) for Section 2.2, (A) immediately following the consummation of the Initial Public Offering or (B) when less than fifteen percent (15%) of the aggregate number of shares of Series E Preferred Stock issued pursuant to the Purchase Agreement remains outstanding, or (iii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 3.1.

3. Miscellaneous.

3.1 Termination of Entire Agreement Upon Change of Control. This Agreement shall terminate, and have no further force and effect, upon a Liquidation Transaction (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time).

3.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Series A, Series B, Series C, Series D or Series E Preferred Stock or any Common

Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock then providing Services (as defined below) to the Company; provided further, that any term contained within Section 2.2, Right of First Offer, of this Agreement may be amended or waived only with the written consent of the Company and the Major Investors that hold a majority of the shares of Common Stock issuable or issued upon conversion of the Preferred Stock then held by Major Investors. Any amendment or waiver effected in accordance with this Section 3.3 shall be binding upon each party to this Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, or anything to the contrary contained herein, if the Company shall issue additional shares of its Series E Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Series E Preferred Stock may become a party to this Agreement without the consent of any other party hereto by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder. For the purposes of this Section 3.3, “Services” shall mean the rendering of services to the Company or any parent or subsidiary of the Company in the role of an employee, consultant, advisor, technical advisor, director or otherwise, whether or not compensated for such services. Notwithstanding anything to the contrary contained herein, the last sentence of Section 3.13 shall not be amended or waived without the prior written consent of Intel Corporation.

3.4 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram, electronic mail or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, electronic mail address or fax number as set forth on Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E hereto or as subsequently modified by written notice.

3.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

3.6 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of laws.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.9 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Amendment of Prior Rights Agreement. Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities, as that term is defined in the Prior Rights Agreement, not including the Founders’ Stock, as that term is defined in the Prior Rights Agreement, and upon closing of the transactions contemplated by the Purchase Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founders and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein.

3.11 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Registrable Securities upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

3.13. Competitor Status. For so long as Intel is in compliance with Section 2.5 of that certain License Agreement by and between Intel and Impinj on or about the date hereof, Intel shall not be deemed a “competitor” of the Company with respect to Sections 2.1 “Delivery of Financial Statements” and 2.3 “Inspection” hereof.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

IMPINJ, INC.

By:	/s/ Evan Fein
Evan Fein
Vice President, Finance and Administration

Address:	701 N. 34th Street
Suite 300
Seattle, WA 98103

Fax:	(206) 517-5262

INVESTORS:

INTEL CORPORATION
a Delaware corporation

By:	/s/ Ravi Jacob

Name:	Ravi Jacob

Title:	Vice President & Treasurer

Address:
Attn: Intel Corporation Portfolio Manager
2200 Mission College Blvd., M/S RN6-59
Santa Clara, CA 95052
Fax Number: (408) 653-6796

with a copy by e-mail to:
portfolio.manager@intel.com

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

/s/ Carver Mead
Carver Mead

Address:	PO Box 620204
Woodside, CA 94062

Fax:	(408) 350-5130

/s/ Christopher Diorio
Christopher Diorio

Address:	17001 – 15th Avenue NW
Shoreline, WA 98177

Fax:

Todd Humes

Address:	817 NW 200th Street
Shoreline, WA 98177

Fax:

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MOBIUS Technology Ventures VI L.P.

SOFTBANK U.S. Ventures Fund VI L.P.

MOBIUS Technology Ventures
Advisors Fund VI L.P.

MOBIUS Technology Ventures
Side Fund VI L.P.

By:	MOBIUS VI LLC, General Partner

By:	/s/ Greg Galanos

Name:	Greg Galanos

Title:	Managing Director

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INVESTORS:

POLARIS VENTURE PARTNERS III, L.P. a Delaware Limited Partnership

By:	POLARIS VENTURE MANAGEMENT
CO. III, L.L.C., ITS GENERAL PARTNER
a Delaware Limited Liability Company

By:	/s/ William E. Bilodeau
William E. Bilodeau
Attorney-In Fact

Address:	1000 Winter Street
Suite 3350
Waltham, MA 02451

Phone:	(781) 290-0770
Fax:	(781) 290-0880

POLARIS VENTURE PARTNERS
ENTREPRENEURS’ FUND III, L.P. a Delaware Limited Partnership

By:	POLARIS VENTURE MANAGEMENT
CO. III, L.L.C., ITS GENERAL PARTNER
a Delaware Limited Liability Company

By:	/s/ William E. Bilodeau
William E. Bilodeau
Attorney-In Fact

Address:	1000 Winter Street
Suite 3350
Waltham, MA 02451

Phone:	(781) 290-0770
Fax:	(781) 290-0880

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

POLARIS VENTURE PARTNERS
FOUNDERS’ FUND III, L.P. a Delaware Limited Partnership

By:	POLARIS VENTURE MANAGEMENT
CO. III, L.L.C., ITS GENERAL PARTNER
a Delaware Limited Liability Company

By:	/s/ William E. Bilodeau
William E. Bilodeau
Attorney-In Fact

Address:	1000 Winter Street
Suite 3350
Waltham, MA 02451

Phone:	(781) 290-0770
Fax:	(781) 290-0880

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

ARCH VENTURE FUND V, L.P.

By:	ARCH Venture Partners V, L.P.
its General Partner

By:	ARCH Venture Partners V, LLC
its General Partner

By:	/s/ Clinton W. Bybee

Name:	Clinton W. Bybee
(print name)

Title:	Managing Director

Address:	8725 W. Higgins Road
Suite 290
Chicago, IL 60631

Fax:	(773) 380-6606

ARCH V ENTREPRENEURS FUND, L.P.

By:	ARCH Venture Partners V, L.P.
its General Partner

By:	ARCH Venture Partners V, LLC
its General Partner

By:	/s/ Clinton W. Bybee

Name:	Clinton W. Bybee
(print name)

Title:	Managing Director

Address:	8725 W. Higgins Road
Suite 290
Chicago, IL 60631

Fax:	(773) 380-6606

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MADRONA VENTURE FUND I-A, LP

By:	Madrona Investment Partners, LLC, Its General Partner

By:	/s/ Tom A. Alberg

Name:	Tom A. Alberg
(print name)
Title:	Managing Director

Address:	1000 Second Avenue, Suite 3700
Seattle, WA 98104

Fax:	(206) 674-8703

MADRONA VENTURE FUND I-B, LP

By:	Madrona Investment Partners, LLC, Its General Partner

By:	/s/ Tom A. Alberg

Name:	Tom A. Alberg
(print name)
Title:	Managing Director

Address:	1000 Second Avenue, Suite 3700
Seattle, WA 98104

Fax:	(206) 674-8703

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MADRONA MANAGING DIRECTOR FUND, LLC

By:	/s/ Tom A. Alberg

Name:	Tom A. Alberg
(print name)
Title:	Managing Director

Address:	1000 Second Avenue, Suite 3700 Seattle, WA 98104

Fax:	(206) 674-8703

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

ALLIANCEBERNSTEIN Venture Fund I L.P.

By:	AllianceBernstein ESG Venture Management, L.P.
Its: General Partner

By:	AllianceBernstein Global Derivatives Corporation
Its: General Partner

By:	/s/ Matthew Pedley

Name:	Matthew Pedley
(print name)

Title:	VP, Alliance Bernstein

Address:	1345 Avenue of The Americas
New York, NY 10105

Fax:	(212) 969-1245

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

GF PRIVATE EQUITY GROUP, LLC

By:	/s/ David Strickler
David Strickler
President

Address:	175 Mercado Street, Suite 201
Durango, Colorado 81301

Fax:	(970) 764-6301

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